Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:	State National Companies, Inc.
David Hale, COO & CFO
817-265-2000

Dennard • Lascar Associates
Rick Black
713-529-6600

State National Companies Reports Fourth Quarter

and Full Year 2016 Results

2016 Record Earnings with 15% EPS Growth

Company Raises 2017 Outlook

BEDFORD, TX — February 23, 2017 — State National Companies, Inc. (NASDAQ: SNC), a leading specialty provider of property and casualty insurance services, today reported its financial results for the fourth quarter and year ended December 31, 2016. The Company also raised its 2017 outlook.

Key Highlights - Fourth Quarter 2016 Financials Compared to the Fourth Quarter 2015:

•                  Total revenues were $60.1 million, up 9%

•                  Premiums earned were $35.4 million, an increase of 7%

•                  Ceding fees were $20.9 million, up 12%

•                  Net income was $14.1 million, an increase of 1%

•                  EPS of $0.33, up from $0.32

•                  EBITDA was $23.7 million, up 4%

Key Highlights — Full Year 2016 Financials Compared to the Full Year 2015:

•                  Total revenues were $217.1 million, up 9%

•                  Premiums earned were $129.7 million, an increase of 10%

•                  Ceding fees were $73.3 million, up 8%

•                  Net income was $49.1 million, an increase of 10%

•                  EPS of $1.16, up 15%

•                  EBITDA was $83.2 million, up 10%

•                  After-tax return on equity was 17.5%

Commenting on the results, State National’s Chairman and Chief Executive Officer, Terry Ledbetter, said, “We are pleased to report another strong quarter and full year of performance that exceeded our guidance and generated a 10 percent increase in both net income and EBITDA in 2016 compared to 2015. These results reflect State National’s proven ability to produce strong cash flow and enhance shareholder value through our capital efficient, fee for service business model.

“From an operational perspective, growth in our Lender and Program Services segments led to significant earnings increase over the prior year. In Lender Services, premiums earned grew 7 percent in the quarter and 10 percent in 2016 compared to the prior year, primarily due to continued growth in our existing accounts and new accounts sales supported by solid macroeconomic drivers for car sales and rising loan balances in 2016. In Program Services, ceding fees grew 12 percent in the fourth quarter and 8 percent for the year compared to last year. We continued to grow existing programs and build new client relationships for fronting programs.

State National Companies, Inc. Press Release

Mr. Ledbetter continued, “In 2016 we have continued to demonstrate the ability to grow cash flow and add long-term shareholder value. Based on our current view, we are raising our 2017 outlook.”

Total revenues in the fourth quarter of 2016 were $60.1 million, up 9% from $55.3 million in the fourth quarter of 2015.  Net income was $14.1 million, or $0.33 per diluted share, in the fourth quarter of 2016, compared to net income of $13.9 million, or $0.32 per diluted share, for the same period in 2015. Realized investment gains were $1.0 million in the fourth quarter of 2016 consistent with $1.0 million in the fourth quarter of 2015. The impact of the realized net investment gains and losses (net of tax) for the fourth quarter of 2016 was $0.02 per diluted share.

Total revenues for 2016 were $217.1 million, up 9% from $198.9 million in 2015.  Net income was $49.1 million, or $1.16 per diluted share, in 2016, compared to net income of $44.7 million, or $1.01 per diluted share, in 2015. Realized investment gains were $2.7 million in 2016 up from $1.9 million in 2015. The impact of the realized net investment gains and losses (net of tax) for 2016 was $0.04 per diluted share.

Lender Services Segment

In Lender Services, the Collateral Protection Insurance, or CPI, business is fully vertically integrated as State National manages all aspects of the CPI business for its clients, including policy issuance and administration, underwriting and claims, which we believe is a competitive advantage in the marketplace. Additionally, the Company differentiates itself from competitors by establishing long-term relationships with clients and providing high-quality service and advanced technology to more than 600 customers and tracking 6.4 million loans as of December 31, 2016.

Premiums earned were $35.4 million in the fourth quarter of 2016, an increase of $2.4 million, or 7.4%, from the fourth quarter of 2015. Contributing to this increase in Lender Services premiums are sales of new accounts, active account management, and growth in loan portfolios of existing accounts driven by rising automobile sales and higher average automobile loan balances.

In 2016, total revenues from the Lender Services segment were $133.0 million, an increase of $11.9 million, or 9.9%, from 2015.  Premiums earned increased by $11.6 million, or 9.8%, to $129.7 million in 2016 from $118.1 million in 2015. This increase for 2016 in Lender Services premiums is driven by the same factors outlined above for the increase for the quarter.

Losses and loss adjustment expenses were $16.1 million in the fourth quarter of 2016, compared to $14.9 million in the same period last year.  The loss ratio was largely flat while the net expense ratio decreased to 37.1% for the fourth quarter 2016 from 38.4% in the fourth quarter 2015.  This resulted in an improved net combined ratio for the year of 82.7% compared to 83.6% in 2015.

Losses and loss adjustment expenses were $57.7 million in 2016, compared to $53.8 million in the same period last year. The loss ratio improved to 44.5% for 2016 from 45.5% for 2015 and the net expense ratio likewise decreased to 39.5% for 2016 from 41.0% in 2015.  This resulted in an improved net combined ratio of 84.0% for 2016 compared to 86.5% in 2015.  Our long-term objective is to manage our CPI business to achieve a net combined ratio of 85% to 90%.

State National Companies, Inc. Press Release

Program Services Segment

The Program Services segment provides fronting to general agents and insurance carriers to leverage State National’s “A” (Excellent) A.M. Best rating with its expansive licenses and trusted reputation to provide access to the U.S. property and casualty insurance market in exchange for ceding fees.  State National issues the policy, and the reinsurer assumes the risk.

In the fourth quarter of 2016, total revenues from the Program Services segment were $20.9 million, an increase of $2.3 million, or 12.3%, from the fourth quarter of 2015.  The growth in revenues was driven by increased ceding fees from both new and existing client programs.

In 2016, total revenues from the Program Services segment were $73.3 million, an increase of $5.4 million, or 7.9%, from 2015.  The growth in revenues was driven by increased ceding fees from both new and existing client programs.

General and Administrative Expenses

General and administrative expenses in the fourth quarter of 2016 increased to $18.6 million from $16.3 million in the fourth quarter of 2015, reflecting investment in strategic growth, and increased expenses associated with SOX compliance readiness and stock-based compensation.

General and administrative expenses in 2016 increased to $70.0 million from $63.0 million in 2015, due primarily to the same factors outlined above for the increase for the quarter.

Balance Sheet

State National’s balance sheet reflects low financial leverage with only $43.8 million of debt.  This debt has limited covenant requirements and is interest-only until the early to mid-2030s.

State National’s investment portfolio has a short duration and consists primarily of fixed income securities, the majority of which have investment grade ratings. The portfolio is laddered to allow for reinvestment of funds as rates change.

Approximately $2.3 billion of State National’s assets are comprised of reinsurance recoverables, which are primarily related to the Program Services segment.  Offsetting these recoverables are unpaid losses, loss adjustment expenses and unearned premium liabilities for the same business. Recoverables of approximately $1.7 billion are secured by collateral held in trust funds for our benefit or letters of credit.

Share Repurchase Program

In October 2015, State National’s Board of Directors authorized a $50.0 million share repurchase plan. The Company purchased approximately 969,000 shares for $10.0 million in 2016.  In total, under the program, the Company has purchased approximately 2.8 million shares for $27.3 million as of December 31, 2016.

2017 Outlook

State National is raising its 2017 outlook range for EPS:

•                  Diluted earnings per share: $1.13 to $1.21

•                  The EPS projected for 2017 does not anticipate any realized investment gains.

State National Companies, Inc. Press Release

Conference Call

State National will host a conference call tomorrow, February 24, 2017, at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) to discuss its fourth quarter and full year 2016 results.  To access the call live, dial (412) 902-0030 and use the conference ID number 13654626# at least 10 minutes prior to the start time.  Alternatively, investors can listen live over the Internet by visiting the Company’s website at http://ir.statenational.com/.  For those who cannot listen to the live call, a telephonic replay will be available through March 3, 2017 and may be accessed by calling (201) 612-7415 and using pass code 13654626#.  Also, an archive of the webcast will be available after the call for at least 90 days on the “Investor Relations” section of the Company’s website at http://www.statenational.com/.

Non-GAAP Reconciliation

The last page of this press release provides a reconciliation of EBITDA, a non-GAAP financial measure, to net income, its most directly comparable financial measure calculated and presented in accordance with GAAP.

About State National Companies, Inc.

State National Companies, Inc. (NASDAQ: SNC) is a leading specialty provider of property and casualty insurance services operating in two niche markets across the United States.  In its Lender Services segment, the Company specializes in providing collateral protection insurance, which insures personal automobiles and other vehicles held as collateral for loans made by credit unions, banks and specialty finance companies.  In its Program Services segment, the Company leverages its “A” (Excellent) A.M. Best rating, expansive licenses and reputation to provide access to the U.S. property and casualty insurance market in exchange for ceding fees.  To learn more, please visit www.statenational.com.  State National routinely posts important Company information on its website.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Various statements contained in this press release are forward-looking statements made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally, but not always, accompanied by words such as “estimate,” “believe,” “expect,” “will,” “plan,” “target,” “could” or other words that convey the uncertainty of future events or outcomes.

There can be no assurance that actual developments will be those anticipated by us. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, our ability to recover from our capacity providers, the cost and availability of reinsurance coverage, challenges to our use of issuing carrier or fronting arrangements by regulators or changes in state or federal insurance or other statutes or regulations, our dependence on a limited number of business partners, potential regulatory scrutiny of collateral protection insurance, level of new car sales, availability of credit for vehicle purchases and other factors affecting automobile financing, our ability to compete effectively, a downgrade in the financial strength ratings of our insurance subsidiaries, our ability to accurately underwrite and price our products and to maintain and establish accurate loss reserves, changes in interest rates or other changes in the financial markets, the effects of emerging claim and coverage issues, changes in the demand for our products, the effect of general economic conditions, breaches in data security or other disruptions with our technology, and changes in pricing or other competitive environments.

State National Companies, Inc. Press Release

Forward-looking statements involve inherent risks and uncertainties that are difficult to predict, many of which are beyond our control. Additional information about these risks and uncertainties is contained in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

State National Companies, Inc. Press Release

STATE NATIONAL COMPANIES, INC.

CONSOLIDATED BALANCE SHEETS

($ in thousands, except for share and per share information)

	December 31,	December 31,
	2016	2015
	(Unaudited)
Assets:
Investments:
Fixed-maturity securities — available-for-sale, at fair value (amortized cost — $329,994, $327,764, respectively)	$332,107	$329,522
Equity securities — available-for-sale, at fair value (cost — $3,271, $4,796, respectively)	3,224	5,544
Total investments	335,331	335,066

Cash and cash equivalents	91,698	51,770
Restricted cash and investments	2,958	3,717
Accounts receivable from agents, net	35,964	23,913
Reinsurance recoverable on paid losses	1,430	1,187
Deferred acquisition costs	1,194	1,075
Reinsurance recoverables	2,342,864	1,911,660
Property and equipment, net (includes land held for sale — $1,034, $1,034, respectively)	16,163	17,163
Interest receivable	2,112	2,158
Income taxes receivable	329	3,330
Deferred income taxes, net	28,858	26,208
Goodwill and intangible assets, net	12,588	5,958
Other assets	5,248	4,353
Total assets	$2,876,737	$2,387,558

Liabilities:
Unpaid losses and loss adjustment expenses	$1,703,706	$1,364,774
Unearned premiums	680,691	585,448
Allowance for policy cancellations	66,418	59,610
Deferred ceding fees	32,226	29,119
Accounts payable to agents	2,639	2,458
Accounts payable to insurance companies	14,871	3,801
Debt, net	43,783	43,740
Other liabilities	36,023	35,151
Total liabilities	2,580,357	2,124,101

Shareholders’ equity:
Common stock, $.001 par value (150,000,000 shares authorized; 41,924,440 and 42,699,550 shares issued at December 31, 2016 and December 31, 2015, respectively)	42	43
Preferred stock, $.001 par value (10,000,000 shares authorized; no shares issued and outstanding at December 31, 2016 and December 31, 2015)	—	—
Additional paid-in capital	229,297	224,719
Retained earnings	66,230	37,322
Accumulated other comprehensive income	811	1,373
Total shareholders’ equity	296,380	263,457
Total liabilities and shareholders’ equity	$2,876,737	$2,387,558

State National Companies, Inc. Press Release

STATE NATIONAL COMPANIES, INC.

CONSOLIDATED STATEMENTS OF INCOME

($ in thousands, except for per share information)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Premiums earned	$35,361	$32,923	$129,654	$118,068
Commission income	366	391	1,381	1,465
Ceding fees	20,890	18,596	73,314	67,956
Net investment income	1,898	1,987	8,039	7,948
Realized net investment gains (losses)	1,028	1,008	2,735	1,888
Other income	531	395	1,947	1,623
	60,074	55,300	217,070	198,948

Expenses:
Losses and loss adjustment expenses	16,169	14,798	58,756	55,753
Commissions	1,542	1,538	5,777	5,502
Taxes, licenses, and fees	1,006	945	3,472	3,130
General and administrative	18,637	16,329	70,014	62,978
Interest expense	583	516	2,238	2,031
Total expenses	37,937	34,126	140,257	129,394

Income (loss) before income taxes	22,137	21,174	76,813	69,554

Income taxes:
Current tax expense (benefit)	8,791	3,863	30,083	25,741
Deferred tax expense (benefit)	(750)	3,397	(2,347)	(853)
	8,041	7,260	27,736	24,888
Net income (loss)	$14,096	$13,914	$49,077	$44,666

Net income (loss) per share attributable to common shareholders:
Basic earnings per share	$0.34	$0.32	$1.17	$1.01
Diluted earnings per share	0.33	0.32	1.16	1.01

Dividends, per share	$0.06	$0.06	$0.24	$0.14

Weighted-average common shares outstanding — basic	41,641,451	43,946,013	42,056,661	44,165,458

Weighted-average common shares outstanding — diluted	42,118,789	44,005,264	42,157,710	44,188,593

State National Companies, Inc. Press Release

Program Services Segment — Results of Operations

Unaudited

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in thousands)	2016	2015	2016	2015

Revenues:
Premiums earned	$—	$9	$3	$(1)
Ceding fees	20,890	18,596	73,314	67,956
Total revenues	20,890	18,605	73,317	67,955

Expenses:
Losses and loss adjustment expenses	52	(70)	1,053	1,987
Commissions	1	3	6	5
Taxes, licenses, and fees	3	6	16	14
General and administrative	3,799	3,456	14,599	12,446
Total expenses	3,855	3,395	15,674	14,452

Income (loss) before income taxes	$17,035	$15,210	$57,643	$53,503

Gross premiums written	$343,794	$277,092	$1,301,756	$1,119,125

Gross premiums earned	$340,150	$271,286	$1,212,240	$1,016,693

State National Companies, Inc. Press Release

Lender Services Segment — Results of Operations

Unaudited

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in thousands)	2016	2015	2016	2015

Revenues:
Premiums earned	$35,361	$32,914	$129,651	$118,069
Commission income	366	391	1,381	1,465
Other income	520	395	1,930	1,498
Total revenues	36,247	33,700	132,962	121,032

Expenses:
Losses and loss adjustment expenses	16,117	14,868	57,703	53,766
Commissions	1,541	1,535	5,771	5,497
Taxes, licenses, and fees	1,003	939	3,456	3,116
General and administrative	10,592	10,156	41,989	39,837
Total expenses	29,253	27,498	108,919	102,216

Income (loss) before income taxes	$6,994	$6,202	$24,043	$18,816

Net loss ratio	45.6%	45.2%	44.5%	45.5%
Net expense ratio	37.1%	38.4%	39.5%	41.0%
Net combined ratio	82.7%	83.6%	84.0%	86.5%

Gross premiums written	$46,812	$43,327	$161,500	$145,962
Net premiums written	$38,160	$36,059	$132,593	$120,511

Corporate Segment — Results of Operations

Unaudited

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in thousands)	2016	2015	2016	2015

Revenues:
Net investment income	$1,898	$1,987	$8,039	$7,948
Realized net investment gains (losses)	1,028	1,008	2,735	1,888
Other income	11	—	17	125
Total revenues	2,937	2,995	10,791	9,961

Expenses:
General and administrative	4,246	2,717	13,426	10,695
Interest expense	583	516	2,238	2,031
Total expenses	4,829	3,233	15,664	12,726

Income (loss) before income taxes	(1,892)	(238)	(4,873)	(2,765)

Income tax expense (benefit)	8,041	7,260	27,736	24,888
Net income (loss)	$(9,933)	$(7,498)	$(32,609)	$(27,653)

State National Companies, Inc. Press Release

Non-GAAP Reconciliation

The accompanying information provides a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  This non-GAAP financial measure should not be considered as an alternative to GAAP measures such as net income, earnings per share, return on equity or any other GAAP measure of liquidity or financial performance.

Earnings before interest, taxes, depreciation and amortization or EBITDA, is considered a non-GAAP financial measure because it reflects adjustments to net income for interest expense, income tax expense, and depreciation and amortization.  Management believes this measure is helpful to investors and analysts because it provides a supplemental measure of evaluating core financial performance between periods.

STATE NATIONAL COMPANIES, INC.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

($ in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31
	2016	2015	2016	2015
EBITDA	$23,742	$22,775	$83,172	$75,758
Reconciliation of EBITDA:
Net income	$14,096	$13,914	$49,077	$44,666
Plus: Interest expense	583	516	2,238	2,031
Plus: Income tax expense	8,041	7,260	27,736	24,888
Plus: Depreciation and amortization	1,022	1,085	4,121	4,173
EBITDA	$23,742	$22,775	$83,172	$75,758

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